Exhibit 99.11

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
Z ACQUISITION LLC
(A DELAWARE LIMITED LIABILITY COMPANY)
DATED AS OF JANUARY 11, 2018

Table of Contents
Page

ARTICLE I ORGANIZATION

1.01	Name	1
1.02	Place of Principal Office; Registered Agent	1
1.03	Purposes and Powers	2
1.04	Term	2
1.05	Fiscal Year	2
1.06	Filings	2
1.07	Limitations on Company Powers	2
1.08	Partnership Tax Treatment	2
1.09	Title to Company Assets	3

ARTICLE II MEMBERS

2.01	General	3
2.02	No Voting Rights; No Meetings	3
2.03	No Cessation of Membership upon Bankruptcy	3
2.04	Confidentiality	3
2.05	Waiver of Fiduciary Duties; Corporate Opportunities.	4
2.06	Authority of Members and Affiliates to Deal with the Company	5
2.07	Admission of New Members and Transferees	5
2.08	No Appraisal Rights	5

ARTICLE III CAPITAL CONTRIBUTIONS

3.01	Initial Capital Contributions	5
3.02	Units	5
3.03	Additional Units	5
3.04	Additional Funding	6
3.05	Ramguard Note and Pledge Agreement	7

ARTICLE IV MANAGEMENT

4.01	Managing Member	7
4.02	Officers	8
4.03	Member Approvals	8
4.04	Reimbursement of Certain Costs and Expenses	9
ARTICLE V REPRESENTATIONS, WARRANTIES AND COVENANTS

5.01	Representations, Warranties and Covenants of Members	9

ARTICLE VI CAPITAL ACCOUNTS

6.01	Capital Accounts	11
6.02	Additional Capital Contributions	12
6.03	Negative Capital Accounts	12
6.04	Capital Account Balance	12
6.05	No Interest Upon Capital Account	12

ARTICLE VII ALLOCATIONS

7.01	Allocations of Profits and Losses	13
7.02	Regulatory and other Special Allocations	13
7.03	Curative Allocations	14
7.04	Tax Allocations	14

ARTICLE VIII DISTRIBUTIONS

8.01	Distributions	15
8.02	Distribution upon Liquidation	16
8.03	Withholding	16
8.04	Distributions in Kind	16
8.05	No Withdrawal of Capital	16

ARTICLE IX BOOKS AND RECORDS; TAX MATTERS

9.01	Books, Records and Financial Statements	16
9.02	Tax Matters	17

ARTICLE X LIABILITY, EXCULPATION AND INDEMNIFICATION

10.01	Liability	18
10.02	Reliance	18
10.03	Indemnification	19
10.04	Expenses of Covered Persons	19
10.05	Coverage	19
10.06	Severability	20
10.07	Insurance	20

ARTICLE XI PREEMPTIVE RIGHTS OF MEMBERS

11.01	Preemptive Rights	20

ARTICLE XII RIGHTS AND RESTRICTIONS ON UNITS

12.01	Restrictions on Transfers of Units by Members	22
12.02	Improper Transfer	22
12.03	Involuntary Transfers	22
12.04	Right of Co-Sale	23
12.05	Drag-Along Rights	24
12.06	Transferees to Execute Agreement	25
12.07	Alternative Sale Transaction	26
12.08	No Right to Resign or Withdraw	26

ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION

13.01	Dissolving Events	26
13.02	Dissolution and Winding-Up	27
13.03	Distributions in Cash or in Kind	27
13.04	Termination	27
13.05	Claims of the Members	28

ARTICLE XIV MISCELLANEOUS

14.01	Rules of Construction	28
14.02	Further Actions	29
14.03	Notices	29
14.04	Governing Law	30
14.05	Specific Performance	30
14.06	Entire Agreement	30
14.07	Severability	30
14.08	Amendments and Waivers	31
14.09	No Third Party Beneficiaries	31
14.10	Assignments	31
14.11	Jurisdiction; Court Proceedings; Waiver of Jury Trial	32
14.12	Expenses	32
14.13	Attorneys’ Fees	32
14.14	Power of Attorney	32
14.15	Counterparts	33
14.16	No Presumption Against Drafting Party	33

ARTICLE XV DEFINED TERMS

15.01	Definitions	33

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
Z ACQUISITION LLC
This SECOND Amended and Restated Limited Liability Company Agreement of Z Acquisition LLC, a Delaware limited liability company (the “Company”), dated as of  January 11, 2018, is entered into by and among Christian M. Zugel (“Zugel”) and the other Persons listed under the heading “Members” on Schedule A attached hereto (Zugel, each such Person, and each other Member admitted to the Company from time to time pursuant to the terms of this Agreement is referred to herein as a “Member”).
WHEREAS, the Company was formed on September 1, 2017 pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”);
WHEREAS, Zugel entered into a Limited Liability Company Agreement with respect to the Company on September 1, 2017 (the “Original Agreement”); and
WHEREAS, the Members entered into an Amended and Restated Limited Liability Company Agreement with respect to the Company on December 14, 2017 (the “Amended and Restated Agreement”) which amended and restated the Original Agreement in its entirety; and
WHEREAS, the Members and the Company wish to amend and restate the Amended and Restated Agreement to set forth their binding agreement as to the affairs of the Company, the conduct of the Company’s business and the rights and obligations of the Members.
NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, it is hereby agreed that the Amended and Restated Agreement is hereby amended and restated in its entirety as follows:
ARTICLE I

ORGANIZATION

1.01 Name.  The name of the Company is “Z Acquisition LLC”.  The Managing Member may at any time change the name of the Company.  The business of the Company may be conducted under such trade or fictitious names as determined by the Managing Member.
1.02 Place of Principal Office; Registered Agent.  The principal place of business and the office of the Company at which shall be kept the records required to be maintained by the Company under the Act shall be Two Bridge Avenue, Suite 322, Red Bank, New Jersey 07701, or such other place or places as the Managing Member shall deem advisable.  The name and address of the registered agent for service of process on the Company in the State of Delaware shall be as designated in the Certificate of Formation.  The Managing Member may at any time, upon ten days’ prior notice to all Members, change the location of the Company’s principal office or change the registered agent, if the Managing Member deems it advisable.

1.03 Purposes and Powers.  The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, (i) to perform the obligations of the Company under the Ramguard Purchase Agreement, and to consummate the transactions contemplated thereby, (ii) in connection with consummation of the transactions contemplated by the Ramguard Purchase Agreement, to execute and deliver the Ramguard Note and Pledge Agreement and thereafter to perform the Company’s obligations thereunder, (iii) to acquire, hold, and dispose of shares of class A common stock of ZAIS Group Holdings, Inc., a Delaware corporation (“Holdings”), and (iv) to engage in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.  The Company shall have any and all powers necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be lawfully exercised by limited liability companies under the Act.
1.04 Term.  The Company shall continue in existence from the date hereof until the Company is terminated pursuant to Article XIII.
1.05 Fiscal Year.  The fiscal year of the Company for financial accounting and income tax purposes shall end on December 31 (the “Fiscal Year”) unless and until otherwise determined by the Managing Member.
1.06 Filings.
(a)     The Certificate of Formation was filed with the Secretary of State of Delaware on September 1, 2017, by an “authorized person” within the meaning of the Act.  The Managing Member shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.
(b)     The Managing Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.
(c)     Subject to Section 1.07, the Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable.  Subject to Section 1.07, the Managing Member shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
1.07 Limitations on Company Powers.  Notwithstanding anything contained herein to the contrary, the Company shall not do business in any jurisdiction that would jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.
1.08 Partnership Tax Treatment.  The Members intend that the Company be treated as a partnership for federal, state and local income tax purposes and the Company and each Member shall file all tax returns on the basis consistent therewith.  Specifically, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Interest Holder shall be a partner or joint venturer of any other Interest Holder for any purposes other than federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise.

1.09 Title to Company Assets.  Title to, and all right and interest in, the Company’s assets shall be acquired in the name of and held by the Company, or, if acquired in any other name, be held for the benefit of the Company.  The Managing Member shall have the right to form entities for the purposes of holding certain assets of the Company.
ARTICLE II

MEMBERS
2.01 General.  The Members and Units (including any class or series designation thereof) of the Members, as of any given date, shall be as set forth on Schedule A attached hereto, which the Managing Member may amend from time to time to reflect changes in the Members and Units as duly authorized pursuant to the terms of this Agreement.
2.02 No Voting Rights; No Meetings.  As provided in Section 4.01(b), the Managing Member shall have complete and exclusive control of the management of the Company and the right, power and authority to exercise all of the rights, powers and authorities of the Company under this Agreement and the Act, with no requirement or obligation to obtain the vote or approval of the other Members with respect to any matter or action except as specifically provided to the contrary herein. Accordingly, the Members shall only be entitled to vote on any action or matter if and when an action or matter is submitted by the Managing Member, acting in its sole discretion or as specifically required herein, to the Members for their consent or approval, and the minimum vote required for such consent or approval as set forth herein is obtained. Without limiting the generality of the foregoing, unless the Managing Member is required by the terms of this Agreement to submit a matter to a vote of the Members, no Member will have any voting rights with respect to such matter. There shall be no requirement that the Members hold regular, special or any meetings.
2.03 No Cessation of Membership upon Bankruptcy.  A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Act.
2.04 Confidentiality.  Each Member has and will have access to and participate in the development of or be acquainted with Confidential Information (as defined below) of the Company; provided, that such Member otherwise complies with the terms of this Section 2.04.  Except (i) to the extent required by applicable Law or legal process, (ii) for disclosure made by a Member to any Person who is an officer, director, manager, employee or agent of such Member or counsel to, or accountants of, such Member, each of which shall be required to maintain the confidentiality of such disclosure, (iii) for disclosure made by a Member to the shareholders, partners or members of a Member and their respective advisors, each of which shall be required to maintain the confidentiality of such disclosure (provided, that any disclosure pursuant to this clause (iii) is generally consistent with the scope and nature of disclosure made by such Member to such Persons in respect of such Member’s other investments), or (iv) for disclosure made by a Member to a Permitted Transferee or Transferee in connection with a Transfer pursuant to Article XII (provided, that such Permitted Transferee or Transferee is required to maintain the confidentiality of such disclosure), no Member shall disclose any trade secrets, customer lists, marketing plans, sales plans, management organization information, operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to counterparties, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any Third Party, unless (x) such disclosure has been approved by the Managing Member or (y) such Confidential Information has been previously disclosed to the public by the Company or is otherwise in the public domain (other than by reason of a Member’s breach of this Section 2.04).

2.05 Waiver of Fiduciary Duties; Corporate Opportunities.
(a)     This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Managing Member.  Except as may be otherwise agreed by the Members, to the fullest extent permitted by applicable Law, each of the Company, on behalf of itself and any other person that may be or become entitled to assert any procedure in the name or right of the Company, and each Member hereby expressly waives any and all fiduciary duties and any implied duties that, absent such waiver, may be owed to the Company, any Member or any other stakeholder in the Company by the Managing Member.  In doing so, each of the Company and each Member recognizes, acknowledges and agrees that the duties and obligations of the Managing Member are only as expressly set forth in this Agreement.
(b)     Each Member shall devote such of his, her or its business time, in his, her or its sole discretion, necessary to perform his, her or its obligations hereunder.  Notwithstanding the foregoing, each Member acknowledges that the other Members and the Affiliates of such Members may now or in the future own and/or manage other businesses, including businesses that may compete with the Company and the other Members.  Except as otherwise provided in this Agreement without any accountability to the Company or any Member by virtue of this Agreement:
(i)     each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees (collectively, a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from owning, managing, or otherwise engaging or investing in, independently or with others, any business or investment opportunity of any type or description, including without limitation, those business opportunities that might be the same or similar to the business conducted by the Company;
(ii)     neither the Company nor any Member or such Member’s Corporate Opportunities Group shall have any right in or to such other business or investment opportunities of any other Member or such other Member’s Corporate Opportunities Group or to the income or proceeds derived therefrom;
(iii)     no Member or its Corporate Opportunities Group shall be obligated to present any such other business or investment opportunity to the Company or any other Member or such other Member’s Corporate Opportunities Group even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, or if presented to any other Member or Member’s Corporate Opportunities Group could be taken by such Persons; and

(iv)     each Member and its Corporate Opportunities Group shall have the right to hold any such other business or investment opportunity for its own account or to recommend such opportunity to Persons other than the Company, any other Member, or any Person in such other Member’s Corporate Opportunities Group.
2.06 Authority of Members and Affiliates to Deal with the Company.  Subject to Section 4.03(c), the Managing Member may engage any Person in which any Member or any Affiliate of a Member may have an interest, for the performance of any and all services or purchase of goods or other property that may at any time be necessary, proper, convenient, or advisable in carrying on the business and affairs of the Company or disposing of some or all of its assets.
2.07 Admission of New Members and Transferees.
(a)     New Members (other than Transferees) shall be admitted to the Company only by the written approval of the Managing Member, subject to Section 4.03(e), on terms and conditions which are consistent with this Agreement, the Certificate of Formation, the Act and applicable Law; provided, that any such Person shall be admitted as a new Member only upon such Person’s execution of an agreement in writing to be bound by the terms and conditions of this Agreement.
(b)     A Transferee shall be admitted as a substitute or additional Member only in accordance with Section 12.06.
2.08 No Appraisal Rights.  For the avoidance of doubt, the Members shall not have appraisal rights with respect to any Interest or other interest in the Company under any circumstances.
ARTICLE III

CAPITAL CONTRIBUTIONS
3.01 Initial Capital Contributions.  Each Member has contributed to the Company the amount of cash, and has received in exchange therefor the number of Units, as set forth opposite such Member’s name on Schedule A hereto.
3.02 Units.  Interests in the Company will be represented by Units. The Units will be uncertificated, unless the Managing Member determines otherwise.  All Units shall have identical rights in all respects as all other Units, except as otherwise specified in this Agreement.  Each Member hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property.
3.03 Additional Units.  In the event additional Units shall be issued to a Member or to any other Person, or Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the provisions of this Agreement, the Managing Member shall amend Schedule A hereto in accordance with Section 2.01.  Subject to Section 4.03(e), any Capital Contribution to be made by such Person in exchange for Units shall be in the form and amount determined by the Managing Member and the amount of such Capital Contribution, if any, shall be credited to such Person’s Capital Account.  Effective upon such admission, the Percentage Interests of the then current Members shall be diluted pro rata in proportion to their respective Percentage Interests.

3.04 Additional Funding.
(a)     The Managing Member may require the Members to make additional Capital Contributions in order for the Company to satisfy the payment obligations set forth in the Ramguard Purchase Agreement, its obligations under the Ramguard Note and Pledge Agreement, its obligations under the Investment Agreement and its obligations under this Agreement (provided, that any additional Capital Contributions required to satisfy the Company’s obligations under this Agreement shall not exceed One Million Dollars ($1,000,000.00) which, for the avoidance of doubt, shall not include or apply to the obligations under the Ramguard Purchase Agreement, the Ramguard Note and Pledge Agreement or the Investment Agreement).  Upon such a determination, the Managing Member shall notify the Members (other than any Defaulting Member) of the amount of the Capital Contribution to be made pursuant to this Section 3.04 (a “Capital Call”) by delivering written notice to the Members (other than any Defaulting Member), at least five (5) Business Days prior to the date that the corresponding payment under the Ramguard Purchase Agreement, the Ramguard Note and Pledge Agreement, or this Agreement is due, specifying (i) the aggregate amount of the Capital Call required at such time, (ii) the amount of the Capital Call to be provided by each such Member, which amount shall be equal to the product of (A) the aggregate amount of the Capital Call to be made and (B) such Member’s Percentage Interest (excluding for purposes of the calculation thereof any Units held by Defaulting Members), (iii) the date on which such Capital Call is due (which date shall be at least two (2) Business Days prior to the date that the corresponding payment under the Ramguard Purchase Agreement or the Ramguard Note and Pledge Agreement is due), and (iv) the bank account for the wire transfer of cash amounts, and any other information the Managing Member determines.  The Members satisfying such Capital Call shall receive additional Units at a price per Unit equal to the Fair Market Value of such Units, as determined by the Managing Member in good faith.
(b)     If any Member fails to timely fulfill its obligation to fund a Capital Call requested in accordance with Section 3.04(a) (such amount, a “Funding Shortfall”), such Member shall be deemed a “Defaulting Member”.  In such event, the Managing Member shall promptly notify all non-defaulting Members of the default of the Defaulting Member and shall offer each non-defaulting Member the opportunity to fund its Percentage Interest (excluding for purposes of the calculation thereof any Units held by a Defaulting Member) of the Funding Shortfall; provided, that such offer to a non-defaulting Member shall be conditional upon the funding by such non-defaulting Member of its Percentage Interest (excluding for purposes of the calculation thereof any Units held by a Defaulting Member) of the Funding Shortfall, and its agreement to fund the corresponding pro rata portion of all future Capital Calls.  If any non-defaulting Member elects not to fund its Percentage Interest (excluding for purposes of the calculation thereof any Units held by a Defaulting Member) of the Funding Shortfall, such unfunded amount shall be re-offered pro rata to the non-defaulting Members who have purchased the entire amounts initially offered to them, until the Funding Shortfall is fully funded.  A Defaulting Member shall forfeit all of its rights under Article XI.

3.05 Ramguard Note and Pledge Agreement.  Each of the Members shall take any action as the Managing Member may reasonably request to effect the transactions contemplated by the Ramguard Purchase Agreement and the Ramguard Note and Pledge Agreement, including executing and delivering to the Managing Member a counterpart to the Ramguard Note and Pledge Agreement and such other documents and instruments as the Managing Member may reasonably request in connection therewith.  Each Member shall comply with, and cause his, her, or its Affiliates to comply with, the terms of the Ramguard Note and Pledge Agreement applicable to such Member and/or his, her, or its Affiliates (including, without limitation, pursuant to the Ramguard Note and Pledge Agreement, the grant by such Member of a continuing lien on, and security interest in, all of the Units beneficially owned by such Member to Ramguard as collateral security for the Ramguard Note and Pledge Agreement).  The Managing Member shall promptly notify the Members of any action taken by Zugel, the Company, or any of their respective Affiliates that could reasonably be expected to trigger any event set forth under “Other Terms” in Schedule A to the Ramguard Purchase Agreement.  In the event that the Company receives any notice in writing from Ramguard under the Ramguard Purchase Agreement or the Ramguard Note and Pledge Agreement, including, without limitation, any written notice of default by the Company or any Member thereunder, then the Managing Member shall cause the Company to promptly deliver a copy of such written notice to each other Member.
ARTICLE IV

MANAGEMENT
4.01 Managing Member.
(a)     The business and affairs of the Company shall be managed by or under the direction of a managing Member (the “Managing Member”).  The Managing Member shall be Zugel.
(b)     Subject to the other provisions of this Agreement, the Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company as set forth herein, including, without limitation, to exercise all of the powers of the Company set forth in this Agreement.  In addition, without limiting the foregoing, the Managing Member shall be responsible for preparing and filing on behalf of the Company any filing required under the Securities Act or otherwise required as the result of the Company’s ownership of shares of class A common stock of Holdings.
(c)     The Managing Member shall hold office until removed for Cause, resigns, becomes incapacitated, or dies.  The Managing Member may be removed for Cause by the Members holding Units representing at least twenty-five percent (25%) of the issued and outstanding Units.  The Managing Member may resign by written notice to the Company, which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company.  No later than ninety (90) days following such vacancy, a new Managing Member shall be appointed by the consent of the Members holding Units representing at least eighty percent (80%) of the issued and outstanding Units; provided, however, that each Member shall be permitted to nominate one (1) individual to be the replacement Managing Member.

4.02 Officers.  The Managing Member may appoint individuals to serve as the Company’s President, Vice President, Secretary and Treasurer and may, from time to time as it deems advisable, appoint additional officers of the Company and/or the Company’s Subsidiaries (together with the President, Vice President, Secretary and Treasurer, the “Officers”) and assign such Officers such titles as the Managing Member may determine from time to time.  Any number of offices may be held by the same person.  Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 4.02 may be revoked at any time by the Managing Member.  Any Officer may be removed with or without cause by the Managing Member.
4.03 Member Approvals.  In addition to any requirements imposed by the Act, the Company shall not take any of the following actions without the prior approval or written consent of Members holding at least eighty percent (80%) of the issued and outstanding Units:
(a)     materially alter the nature and scope of the business of the Company, or create or hold ownership interests in any Subsidiary whose business is substantially unrelated to that of the Company;
(b)     effect any liquidation, dissolution or winding up of the Company or any of its Subsidiaries, in each case, unless required by applicable Law (it being understood that a Drag Transaction consummated in accordance with Section 12.05 shall not be subject to this Section 4.03(b));
(c)     enter into any transaction with an Affiliate of the Company or any Member which is not on arm’s-length terms;
(d)     redeem, purchase, or otherwise acquire any Units, except for any redemption, purchase, or other acquisition of Units on a pro rata basis or as otherwise provided herein;
(e)     admit any new Member (other than in the case of Permitted Transferees or Persons that are issued Excluded Units) to the Company or take or otherwise accept any additional Capital Contributions from any Member subsequent to such Member’s admission as a Member of the Company (other than pursuant to Section 3.04);
(f)     materially amend or alter the terms of, or waive any of the Company’s or the Members’ rights or powers with respect to or under, the Ramguard Purchase Agreement or, following its execution and delivery, the Ramguard Note and Pledge Agreement, in a manner that is material and adverse to the Company or the Members; or
(g)     incur or guarantee any indebtedness for borrowed money of the Company in excess of One Million Dollars ($1,000,000), except for the Ramguard Note and Pledge Agreement, capital leases, trade debt or otherwise in the ordinary course of business.

The Managing Member shall provide the Members advance written notice of the Company’s intention to make any decision or take any action set forth in this Section 4.03.
4.04 Reimbursement of Certain Costs and Expenses.  The Company shall pay on behalf of the Managing Member, or reimburse the Managing Member for, any and all reasonable and documented costs, fees and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Managing Member in connection with the performance of its duties under this Agreement.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
5.01 Representations, Warranties and Covenants of Members.
(a)     Due Organization; Power and Authority, etc.
(i)     Each Member that is not a natural person represents and warrants that it is a corporation, limited partnership, limited liability company or trust duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.
(ii)     Each Member further represents and warrants that it has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated herein.
(b)     Authorization; Enforceability.  Each Member represents and warrants that all actions required to be taken by or on behalf of such Member to authorize it to execute, deliver and perform its obligations under this Agreement have been taken, and this Agreement constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar Laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.
(c)     Compliance with Laws and Other Instruments.  Each Member represents and warrants that the execution and delivery of this Agreement and the consummation by such Member of the transactions contemplated hereby in the manner contemplated hereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any applicable Law, or any award of any arbitrator, which is applicable to such Member or by which such Member or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of such Member or upon such Member’s ability to enter into and carry out its obligations under this Agreement.
(d)     Investment Intention and Restrictions on Disposition.  Each Member represents and warrants that such Member is acquiring the Units solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof.  Each Member agrees that such Member will not, directly or indirectly, Transfer any of the Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Units (other than pursuant to the Ramguard Note and Pledge Agreement)) or any other Interests or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, all applicable state securities or “blue sky” Laws, any other applicable securities Laws and this Agreement.  Any attempt by a Member, directly or indirectly, to Transfer, or offer to Transfer, any Units or any other Interests or any rights relating thereto without complying with the provisions of this Agreement, shall be void and of no effect.

(e)     Securities Laws Matters.  Each Member acknowledges that (i) the Units have not been registered under the Securities Act or qualified under any state securities or “blue sky” Laws, (ii) it is not anticipated that there will be any public market for the Units, (iii) the Units must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Units unless the Units are subsequently registered under the Securities Act and such state Laws or an exemption from registration is available thereunder, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company by Affiliates of the Company and the Company has made no covenant to make Rule 144 available for Affiliates of the Company and Rule 144 is not anticipated to be available for Affiliates of the Company in the foreseeable future, (v) when and if the Units may be disposed of without registration in reliance upon Rule 144, such disposition may, in certain circumstances, be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and the provisions of this Agreement, (vi) if the exemption afforded by Rule 144 is not available, public sale of the Units without registration will require the availability of an exemption under the Securities Act, (vii) restrictive legends shall be placed on any certificate representing the Units, and (viii) a notation shall be made in the appropriate records of the Company indicating that the Units are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.
(f)     Ability to Bear Risk.  Each Member represents and warrants that (i) such Member’s financial situation is such that such Member can afford to bear the economic risk of holding the Units for an indefinite period and (ii) such Member can afford to suffer the complete loss of such Member’s investment in the Units.
(g)     Access to Information; Sophistication; Lack of Reliance.  Each Member represents and warrants that (i) such Member is familiar with the business and financial condition, properties, operations and prospects of the Company and that such Member has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the Units and to obtain any additional information that such Member deems necessary, (ii) such Member’s knowledge and experience in financial and business matters is such that such Member is capable of evaluating the merits and risk of the investment in the Units, and (iii) such Member has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein.  In furtherance of the foregoing, each Member represents and warrants that (x)  no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to such Member by or on behalf of the Company or any other Person, (y) such Member has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company, and (z) such Member will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.

(h)     Accredited Investor.  Each Member represents and warrants that such Member is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Managing Member may request.
ARTICLE VI

CAPITAL ACCOUNTS
6.01 Capital Accounts.
(a)     Maintenance Rules. The Company shall establish and maintain, in accordance with this Section 6.01(a), a separate capital account (a “Capital Account”) for each Member.  Each Capital Account shall be maintained in accordance with the following provisions:
(i)     Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Member to the Company, such Member’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Member pursuant to Section 7.02 or Section 7.03, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed to such Member.
(ii)     Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Member by the Company, such Member’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Member pursuant to Section 7.02 or Section 7.03, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(iii)     If all or any portion of a Unit is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Unit (or portion thereof).
(iv)     In determining the amount of any liability for purposes of this definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.  The Managing Member shall modify the manner in which the Capital Accounts are maintained if necessary to comply with such Treasury Regulations.

(b)     Definition of Profits and Losses.  “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (to the extent not otherwise taken into account in computing Profits or Losses):
(i)     The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.
(ii)     If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company).
(iii)     Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv)     Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).
(v)     To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
6.02 Additional Capital Contributions.  No Member shall be required to make any additional Capital Contribution to the Company in respect of the Units then beneficially owned by such Member, except as otherwise provided in this Agreement.
6.03 Negative Capital Accounts.  No Member shall be required to make up a negative balance in its Capital Account.
6.04 Capital Account Balance.  Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account balance of any Member, the Capital Account balance of such Member shall be determined after giving effect to all allocations pursuant to Article VII and all contributions and distributions made prior to the time as of which such determination is to be made.
6.05 No Interest Upon Capital Account.  No Member shall be paid interest on its Capital Account.

ARTICLE VII

ALLOCATIONS
7.01 Allocations of Profits and Losses.  Except as otherwise provided in this Article VII, Profits or Losses for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year and to the extent possible, the Capital Account of each Member (computed after taking into account all distributions during such Fiscal Year and increased by such Member’s share of Company Minimum Gain and Member Minimum Gain) shall be equal to the amount which would be distributed to such Member under this Agreement if all of the remaining assets of the Company were sold for their Book Values, all liabilities of the Company were satisfied (limited, with respect to nonrecourse liabilities, to the Book Value of the assets securing such liabilities) and the remaining assets were distributed in accordance with Section 13.02.
7.02 Regulatory and other Special Allocations.  Notwithstanding the provisions of Section 7.01:
(a)     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(b)     No allocation shall be made to a Member which would cause such Member to have an Adjusted Capital Account Deficit.  If the limitation contained in the preceding sentence causes an item of loss or deduction to be unavailable to certain Members, then such item of loss or deduction shall be allocated between or among those Members who do not have an Adjusted Capital Account Deficit pro rata in accordance with their ownership of Units.  This paragraph is intended to comply with the “alternative test for economic effect” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(c)     Except to the extent provided in Treasury Regulation Sections 1.704-2(f)(2), (3), (4), and (5), if there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Member shall be specially allocated items of income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f)(6) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)     Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i).  Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Minimum Gain during any Taxable Year, each Member that has a share of such Member Minimum Gain shall be specially allocated items of income and gain for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Member’s share of the net decrease in Member Minimum Gain.  Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2).  This paragraph is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)     In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible the deficit balance (if any) in its Capital Account (in excess of the sum of such Member’s share of Company Minimum Gain and such Member’s share of Member Minimum Gain) created by such adjustments, allocations or distributions.  This paragraph is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(f)     The allocations set forth in Sections 7.02(a), (b), (c), (d) and (e) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704.  Notwithstanding any other provisions of this Article VII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Members so that, to the extent permitted by the Code and the Treasury Regulations, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

7.03 Curative Allocations.  If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VII (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Managing Member may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be affected thereby (which consent no such Member may unreasonably withhold) and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.
7.04 Tax Allocations.
(a)     Except as otherwise provided in this Section 7.04, all income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)     Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the Treasury Regulations promulgated and in effect thereunder (including Treasury Regulation Section 1.704-1(b)(4)(i)) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.
(c)     If the Book Value of any Company property is adjusted pursuant to clause (b) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c), as determined by the Tax Matters Partner.
(d)     Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).
(e)     Allocations pursuant to this Section 7.04 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.
ARTICLE VIII

DISTRIBUTIONS
8.01 Distributions.
(a)     Subject to Section 3.05, the Company may make distributions of Available Cash to each Member in accordance with this Section 8.01(a), in such amounts and at such times as determined by the Managing Member in its sole discretion, as follows:
(i)     First, Available Cash shall be distributed to the Members with Unreturned Capital Contributions pro rata in proportion to such Unreturned Capital Contributions, until all Members shall have received cumulative distributions pursuant to this Section 8.01(a)(i) equal to the amount of all Unreturned Capital Contributions made by such Members; and
(ii)     Second, any remaining Available Cash shall be distributed to the Members pro rata in proportion to their Percentage Interests.

(b)     Subject to Section 3.05, the Managing Member shall cause the Company to distribute Net Capital Transaction Proceeds to the Members in accordance with this Section 8.01(b), within thirty (30) days of the consummation of the Capital Transaction to which the Net Capital Transaction Proceeds relate, in accordance with the distribution priorities set forth in Section 8.01(a).
(c)     Notwithstanding the provisions of Section 8.01(a) and Section 8.01(b), within ninety (90) days of the end of each Fiscal Year, to the extent the Company has Available Cash, the Company shall make distributions of Available Cash to each of the Members in an amount equal to the excess, if any, of (i) the product of (x) the cumulative amount of taxable income of the Company that has been allocated to such Member for federal income tax purposes for all prior Fiscal Years of the Company, reduced by the cumulative amount of taxable losses of the Company (if any) that have been allocated to such Member for federal income tax purposes for all prior Fiscal Years of the Company, and (y) the Assumed Tax Rate, over (ii) all previous distributions to such Member pursuant to Section 8.01(a) and Section 8.01(b).  The Company may make tax distributions with respect to a Fiscal Year on an estimated basis during a Taxable Year, subject to adjustments at the end of the Fiscal Year.  Tax distributions made to any Member shall be deemed advances of (and shall reduce) the amounts otherwise distributable to such Member.
8.02 Distribution upon Liquidation.  All distributions in liquidation or dissolution of the Company shall be made in accordance with Section 13.02.
8.03 Withholding.  The Company may withhold from distributions or other amounts payable to any Member such amount or amounts as are required to be withheld by the Code, the Treasury Regulations and/or applicable provisions of state or local tax law, and shall remit such amount or amounts so withheld to the IRS and/or such other applicable state or local taxing authority in accordance with applicable law.  Any amount so withheld shall be treated for purposes of this Agreement as a distribution (or other payment, if applicable) by the Company to such Member.
8.04 Distributions in Kind.  In the event of a distribution of Company property, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value as determined by the Managing Member in good faith, and the proceeds of such sale shall be deemed to have been distributed to the Members.
8.05 No Withdrawal of Capital.  Except as otherwise expressly provided in this Agreement, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions, to withdraw from the Company as a Member, or otherwise relieve itself from the obligations applicable to an Interest Holder hereunder, as applicable, without the consent of the Managing Member.
ARTICLE IX

BOOKS AND RECORDS; TAX MATTERS
9.01 Books, Records and Financial Statements.

(a)     At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all U.S. and other income derived in connection with the operation of the Company’s business in accordance with U.S. GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement.  Such books of account, together with a copy of this Agreement and the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company.
(b)     Subject to Section 2.04, each Member shall have the right to inspect and examine (or audit at such Member’s sole cost and expense) at reasonable times and upon reasonable notice by each Member (or its duly authorized representative) for any purpose reasonably related to such Member’s Interest: (i) a current list of the full name and last known business, residence or mailing address of the Managing Member and each other Member, (ii) a copy of the Certificate of Formation and of this Agreement (as well as any signed powers of attorney pursuant to which any such document was executed) and (iii) a copy of the Company’s federal, state and local income tax returns and reports, and annual financial statements of the Company, for all Fiscal Years.
(c)     Without limiting Section 9.01(b), the Company will make available to each Member (i) as and when available following the end of any relevant Fiscal Year, an audited balance sheet and statement of income of Holdings for such Fiscal Year; (ii) as and when available following the end of each fiscal quarter, an unaudited balance sheet and statement of income of Holdings as of the end of such quarterly accounting period; and (iii) no later than thirty (30) days following the delivery of the financial statements set forth in subclause (i) above, an unaudited balance sheet and statement of income of the Company for such Fiscal Year.
9.02 Tax Matters.
(a)     The Company shall file its tax returns with the applicable Governmental Authorities within allowable time periods, including extensions, and shall deliver to each Member as soon as reasonably practicable after the end of each Fiscal Year the information relating to the Company that is necessary for the preparation of such Member’s federal, state and local income tax returns, including each Member’s Schedule K-1.
(b)      For all periods ending after the date hereof, the Managing Member shall be the “tax matters partner” of the Company within the meaning of Code Section 6231(a)(7) (as in effect prior to the enactment of the Bipartisan Budget Act of 2015) and the “partnership representative” within the meaning of Code Section 6223 as amended by Section 1101 of the Bipartisan Budget Act of 2015 (the “Tax Matters Partner”) and shall act in a similar capacity under any applicable non-U.S., state or local tax law.  The Tax Matters Partner is specifically directed and authorized to take whatever steps the Tax Matters Partner deems necessary or desirable to perfect any such designation, including filing any forms or documents with the IRS and taking such other actions as may from time to time be required under applicable tax law and, upon the request of the Tax Matters Partner, the other Members shall execute any forms or statements or take any other actions in capacity as such required in connection therewith.  In its capacity as tax matters partner, the Tax Matters Partner shall have all the authority and powers afforded to a tax matters partner pursuant to Code Section 6231 (as in effect prior to the enactment of the Bipartisan Budget Act of 2015).  For taxable years beginning after December 31, 2017, if the Company receives a notice of final partnership adjustment from the IRS, the Tax Matters Partner may, with respect to any applicable year, (i) cause the Company to elect the application of Code Section 6225, as amended by Section 1101 of the Bipartisan Budget Act of 2015, with respect to any imputed underpayment arising from such adjustment and/or (ii) cause the Company to (x) elect the application of Code Section 6226, as amended by Section 1101 of the Bipartisan Budget Act of 2015, with respect to any imputed underpayment arising from such adjustment, and (y) furnish to each Member (or former Member) a statement of such Member’s (or former Member’s) share of any adjustment to income, gain, loss, deduction or credit (as determined in the notice of final partnership adjustment); provided, however, that if such elections or the failure to make such elections could have a materially disproportionate adverse effect on any Member as compared to the other Members, then the Members shall negotiate in good faith to determine whether, and on what conditions, such elections shall be made, and the Tax Matters Partner shall consider in good faith the suggestions of the Members in making its decision.  The Tax Matters Partners shall have the power to make any tax elections, including, without limitation, an election to adjust the basis of property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions.  Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing by the Tax Matters Partner, which authorization may be withheld by the Tax Matters Partner and that any action taken by the Tax Matters Partner in connection with tax audits or tax litigations of the Company under applicable tax law will be binding upon the other Members.  All reasonable expenses incurred by the Tax Matters Partner while acting in such capacity shall be paid or reimbursed by the Company.

ARTICLE X

LIABILITY, EXCULPATION AND INDEMNIFICATION
10.01 Liability.  Except as otherwise required by the Act or this Agreement, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.
10.02 Reliance.  Each Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Officers, employees or committees of the Company, or by any other Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence (including, without limitation, information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid).  In addition, a Covered Person may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by the Covered Person, and any opinion of any such Person as to matters which the Covered Person reasonably believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Covered Person hereunder in good faith and in accordance with such opinion.

10.03 Indemnification.
(a)     To the maximum extent permitted by applicable Law, the Company shall indemnify the Covered Persons against, and agrees to hold the Covered Persons harmless from, any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal and including appeals against the Covered Persons, arising from or relating to the Covered Persons’ (as the case may be) performance of their duties under this Agreement or by reason of any act or omission performed or omitted by the Covered Person on behalf of the Company or its Subsidiaries (including by reason of such Covered Person’s serving as a manager, director, officer, adviser or fiduciary of another entity, including an employee benefit plan), except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or intentional breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 10.03 shall be provided out of and to the extent of Company assets only, and no other Member shall have any personal liability on account thereof.
(b)     The indemnification provided by this Article X shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, pursuant to any determination by the Members, as a matter of Law or otherwise, and shall continue as to any Covered Person who has ceased to serve in such capacity.
10.04 Expenses of Covered Persons.  To the maximum extent permitted by applicable Law, expenses (including, without limitation, attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of its performance of its duties on behalf of the Company or its Subsidiaries shall, from time to time, be advanced by the Company in a reasonably timely manner upon request by the Covered Person prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in this Article X.
10.05 Coverage.
(a)     A Covered Person shall not be denied indemnification in whole or in part under this Article X because such Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(b)     The provisions of this Article X are for the benefit of the Covered Persons, their heirs, successors, assigns and administrators (and each of the foregoing shall be a third party beneficiary entitled to invoke the provisions of this Article X) and shall not be deemed to create any rights for the benefit of any other Persons.

(c)     No amendment, modification or repeal of this Article X or any provision hereof shall in any manner terminate, reduce or impair the right of a Covered Person or any past, present or future Covered Person to be indemnified by the Company or the obligations of the Company to indemnify the Covered Persons under and in accordance with the provisions of this Article X as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
10.06 Severability.  If any portion of this Article X shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Covered Person as to costs, charges and expenses (including reasonable attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article X that shall not have been invalidated.
10.07 Insurance.  The Company may purchase and maintain insurance, on behalf of the Company, its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
ARTICLE XI

PREEMPTIVE RIGHTS OF MEMBERS
11.01 Preemptive Rights.
(a)     Until the consummation of an Initial Public Offering, the Company hereby grants to each Member that is not a Defaulting Member (the “Preemptive Participants”) the right to purchase (the “Equity Purchase Right”) up to its Preemptive Portion (calculated in accordance with Section 11.01(c)) of Units (other than Excluded Units) or other Interests in the Company or rights to acquire Units (including warrants, options or convertible or exchangeable securities), subject to the over-allotment rights in Section 11.01(d), that the Company may, from time to time, propose to sell or issue (all such securities, the “Preemptive Units”).  The Equity Purchase Right provided in this Section 11.01(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion or exchange pursuant to its terms or exercise thereof.
(b)     The Company shall give written notice (the “Issuance Notice”) of a proposed issuance or sale described in Section 11.01(a) to the Preemptive Participants at least thirty (30) days prior to the proposed issuance or sale.  The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including (i) the number or amount and description of the Preemptive Units proposed to be sold or issued, (ii) the proposed sale or issuance date, (iii) the proposed purchase price per Preemptive Unit, and (iv) the other material terms and conditions of the proposed sale or issuance of the Preemptive Units.

(c)     The total number of Preemptive Units that each Preemptive Participant shall be entitled to purchase shall be equal to the product of (i) the total number of Preemptive Units to be sold or issued by the Company on the proposed issuance date and (ii) such Preemptive Participant’s Percentage Interest (excluding for purposes of the calculation thereof any Units held by a Defaulting Member) as determined immediately prior to such sale or issuance (the “Preemptive Portion”).  At any time during the 30-day period following the receipt of an Issuance Notice, the Preemptive Participants shall have the right to elect irrevocably to purchase up to their Preemptive Portion of the Preemptive Units at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company.  Except as provided in Section 11.01(d), such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.
(d)     Each Preemptive Participant exercising its right to purchase its Preemptive Portion of the Preemptive Units in full (an “Exercising Member”) shall also have a right of over-allotment such that if any other Member fails to exercise its right hereunder to purchase its full Preemptive Portion of the Preemptive Units (a “Non-Purchasing Member”), such Exercising Member may purchase all or any portion of such securities by giving written notice to the Company within ten (10) days from the date that the Company provides written notice of the amount of Preemptive Units as to which such Non-Purchasing Members have failed to exercise their Equity Purchase Rights hereunder; provided that in the event there are two or more such Exercising Members that choose to exercise such option for a total number of remaining Preemptive Units in excess of the number available, the remaining Units available for purchase under this Section 11.01(d) shall be allocated among such Exercising Members pro rata based on the number of Preemptive Units such Exercising Members elected to purchase pursuant to Section 11.01(c).
(e)     If any Preemptive Participants or Exercising Members fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 11.01(d) above, the Company shall be free to complete the proposed issuance or sale of the remaining Preemptive Units described in the Issuance Notice with respect to which Exercising Members failed to exercise the option set forth in this Section 11.01, on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within sixty (60) days after the expiration of the 10-day period described in Section 11.01(d) and (ii) the price at which the remaining Preemptive Units are issued must be equal to or higher than the purchase price described in the Issuance Notice.  Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.  In the event that the Company has not sold such remaining Preemptive Units within said 60-day period, the Company shall not thereafter issue or sell any Preemptive Units, without first again offering such securities to the Members in the manner provided in this Section 11.01.

ARTICLE XII

RIGHTS AND RESTRICTIONS ON UNITS
12.01 Restrictions on Transfers of Units by Members.
(a)     No Member shall Transfer any Units held by such Member, unless permitted by this Article XII and only in accordance with this Article XII.
(b)     No Member shall, directly or indirectly, Transfer any Units beneficially owned by such Member, other than (i) to a Permitted Transferee, (ii) in accordance with Section 12.03, as a Co-Sale Participant in accordance with Section 12.04, or as a Dragged Member in accordance with Section 12.05, or (iii) with the prior written approval of the Managing Member.  For the avoidance of doubt, any Transfer of Units pursuant to subclauses (i) and (ii) of this Section 12.01(b) shall not require the prior written approval of the Managing Member.
(c)     If any Permitted Transferee to which a Member transfers Units pursuant to Section 12.01(b) ceases to be a Permitted Transferee of such Member pursuant to the definition of “Permitted Transferee,” such Person shall reconvey such Units to such transferring Member immediately before such Person ceases to be a Permitted Transferee of such transferring Member; provided, that if such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Member promptly after the former Permitted Transferee receives notice thereof.
12.02 Improper Transfer.

(a)     Any Transfer or attempted Transfer of any Units contrary to the provisions of this Agreement shall be null and void and of no force and effect, the purported Transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s records to such attempted Transfer.
(b)     In the case of a Transfer or attempted Transfer of any Units contrary to the provisions of the Agreement, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company and each of the Members from all losses that such indemnified Persons may incur (including, without limitation, incremental tax liability and reasonable attorneys’ fees and expenses) in enforcing the provisions of this Agreement.
12.03 Involuntary Transfers.  Any transfer of title or beneficial ownership of Units upon default, foreclosure, forfeit, divorce, court order or other than by a voluntary decision on the part of a Member, other than death (each, an “Involuntary Transfer”), shall be void unless the applicable Member complies with this Section 12.03 and enables the Company to exercise in full its rights hereunder.  Upon any Involuntary Transfer, the Company shall have the right to purchase such Units pursuant to this Section 12.03 and the Person to whom such Units have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Units in accordance with this Section 12.03.  Upon the Involuntary Transfer of any Units, such Member shall promptly (but in no event later than two (2) Business Days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise to, and stating the legal basis for, the Involuntary Transfer.  Upon the receipt of the notice described in the preceding sentence, and for sixty (60) days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, any or all of the Units acquired by the Involuntary Transferee for a purchase price equal to the Fair Market Value per Unit, as determined by an independent third party appraiser appointed by the Members holding Units representing at least 80% of the issued and outstanding Units, multiplied by the number of Units that the Company has elected to acquire pursuant to this Section 12.03.

12.04 Right of Co-Sale.
(a)     Until the completion of (and other than pursuant to) an Initial Public Offering, and subject to Section 12.01(b), in the event that Zugel or any of his Affiliates, Family Members, or Permitted Transferees (collectively, the “Transferring Member”) proposes to Transfer (other than to a Permitted Transferee) all or a portion of the Units held by them to a bona fide Third Party purchaser (a “Co-Sale Transfer”), each Member (other than the Transferring Member) shall have the right to participate in such Co-Sale Transfer in the manner set forth in this Section 12.04.
(b)     At least thirty (30) days prior to the proposed date of consummation of such Co-Sale Transfer, the Transferring Member shall deliver to the Company and each other Member (the “Notice Recipients”) a written notice (the “Transfer Notice”), setting forth (i) the name of the proposed Transferee, (ii) the number of Units proposed to be Transferred (the “Transferred Units”), (iii) the proposed cash purchase price therefor, and (iv) the other material terms and conditions of the proposed Co-Sale Transfer, including the proposed Transfer date.  Such notice shall be accompanied by a written bona fide offer from the proposed Transferee to purchase the Transferred Units.
(c)     The Transferring Member may not consummate such Co-Sale Transfer without providing to each Notice Recipient the ability to Transfer to the proposed Transferee, as part of the same transaction with the Transferring Member, the Units held by each such Notice Recipient in accordance with the terms of this Agreement.  Each Notice Recipient may Transfer to the proposed Transferee identified in the Transfer Notice a number of Units up to its Co-Sale Portion (calculated in accordance with Section 12.04(d)), for the same form and amount of consideration per Unit to be received by the Transferring Member (subject to Section 12.07), and on the same terms and conditions as the Transferring Member, by giving irrevocable written notice (the “Co-Sale Notice”) to the Company (which shall forward such notice to the other Notice Recipients within five (5) days) and to the Transferring Member within the 30‑day period after the delivery of the Transfer Notice (the “Co-Sale Period”).  The Co-Sale Notice shall state that such participating Notice Recipient (a “Co-Sale Participant”) elects to exercise its rights of co-sale under this Section 12.04 and shall state the maximum number of Units sought to be Transferred.  For the avoidance of doubt, a Notice Recipient shall be deemed to have waived its right to participate in the Co-Sale Transfer if it fails to deliver a Co-Sale Notice before the expiration of the Co-Sale Period.
(d)     Each Co-Sale Participant shall be entitled to sell up to a number of Transferred Units equal to the product of (i) the number of Transferred Units to be Transferred to the proposed Transferee and (ii) a fraction (A) the numerator of which is the number of Units beneficially owned by such Co-Sale Participant as of the applicable Transfer date and (B) the denominator of which is the total number of Units beneficially owned by all of the Co-Sale Participants and the Transferring Member as of such date (the “Co-Sale Portion”).  The proposed Transferee of Transferred Units will not be obligated to purchase a number of Units exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Units sought to be Transferred by the Co-Sale Participants, the number of Units to be Transferred by the Transferring Member and each such Co-Sale Participant shall be reduced on a pro rata basis.  The Transferring Member shall, within five (5) days after the expiration of the Co-Sale Period, notify each Co-Sale Participant as to the number of Units of such Co-Sale Participant to be included in the sale pursuant to the above allocation.

(e)     Each Co-Sale Participant shall deliver to the Transferring Member at the closing of the Co-Sale Transfer any agreements or other documents reasonably required from such Co-Sale Participant to consummate such sale, against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.
(f)     In connection with a Co-Sale Transfer, each Co-Sale Participant (i) shall agree to the same representations, warranties, covenants, indemnities and agreements as the Transferring Member, and (ii) shall bear only its pro rata portion (based on the proceeds received by such Co-Sale Participant in the Co-Sale Transfer as compared to the proceeds received by the Transferring Member and all Co-Sale Participants) of (A) the fees and expenses incurred by the Company and the Transferring Member in connection with the Co-Sale Transfer, and (B) any indemnification obligations with respect to representations, warranties and covenants of the Company (which shall not exceed the proceeds received by such Co-Sale Participant in the Co-Sale Transfer); provided, that the limitations contained in the preceding clause (B) shall not apply in respect of indemnification obligations arising out of any representations, warranties or covenants that are personal in nature to such Co-Sale Participant.
(g)     The closing of the Co-Sale Transfer shall be held simultaneously at such place and on such date as determined by the Transferring Member and the proposed Transferee, but in no event later than sixty (60) days (with such period being automatically extended as necessary to obtain all required approvals from any Governmental Authorities under applicable Law) after expiration of the Co-Sale Period.  If within sixty (60) days (or such longer period as may be necessary to obtain all required approvals from any Governmental Authorities under applicable Law) after the expiration of the Co-Sale Period, the Transferring Member has not completed the disposition of its Units and those of the Co-Sale Participants in accordance herewith, the sale to the proposed Transferee shall be prohibited and any attempt to consummate such sale shall be treated as a violation of Section 12.01 and shall be subject to Section 12.02; provided, however, that nothing shall prevent the Transferring Member from seeking to consummate another proposed sale to such proposed Transferee, subject to the terms and conditions of this Section 12.04.
12.05 Drag-Along Rights.
(a)     Subject to Section 12.01(b), if Zugel and his Affiliates, Family Members, and Permitted Transferees (collectively, the “Dragging Member”) shall propose to Transfer (whether by merger, consolidation, business combination or otherwise) all of their Units (other than to a Permitted Transferee) or the Company shall propose to Transfer (whether by merger, consolidation, business combination or otherwise) for value all or substantially all of the stock, assets or business of the Company, in each case, to a bona fide Third Party purchaser (each, a “Drag Transaction”), (i) the Dragging Member, at its option, may require that each other Member (each, a “Dragged Member”) sell all of its Units, (ii) in any case, if Member approval of the Drag Transaction is required and the Members are entitled to vote thereon, each Dragged Member shall vote all of such Dragged Member’s Units in favor of such Drag Transaction, (iii) each Dragged Member shall waive and not raise any appraisal or similar rights that such Dragged Member may have in connection with such transaction, and (iv) each Dragged Member shall promptly take all actions as the Dragging Member or the Company, as applicable, shall deem reasonably necessary and appropriate in connection with the consummation of the Drag Transaction.  Any sale of Units by a Dragged Member pursuant to this Section 12.05 shall be for the same price and form of consideration per Unit (subject to Section 12.07) to be paid to the Dragging Member or the Company, as the case may be.

(b)     In connection with a Drag Transaction, each Dragged Member (i) shall agree to the same representations, warranties, covenants, indemnities and agreements as the Dragging Member (provided, that each Dragged Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against such Dragged Member, and other matters relating to such Dragged Member, but not with respect to any of the foregoing with respect to any other Members or their Units), (ii) shall bear only its pro rata portion (based on the proceeds received by such Dragged Member in the Drag Transaction as compared to the proceeds received by the Dragging Member and all Dragged Members) of (A) the fees and expenses incurred by the Company in connection with the Drag Transaction, and (B) any indemnification obligations with respect to representations, warranties and covenants of the Company (which shall not exceed the proceeds received by such Dragged Member in the Drag Transaction); provided, that the limitations contained in the preceding clause (B) shall not apply in respect of indemnification obligations arising out of any representations, warranties or covenants that are personal in nature to such Dragged Member; provided further, that all representations, warranties, covenants and indemnities shall be made by each Dragged Member severally and not jointly; provided further, that in no event will any Dragged Member (or any principal of any Dragged Member) be required to execute any employment or other agreement that contains non-competition or similar provisions restricting the activities of such Dragged Member (or such principal).
(c)     The Dragging Member or the Company, as applicable, shall have the right, in its sole discretion, at all times prior to consummation of the Drag Transaction to abandon or otherwise terminate such sale, whereupon all rights under this Section 12.05 in respect of such Drag Transaction shall become null and void, and neither the Dragging Member nor the proposed Transferee shall have any liability or obligation to any Dragged Member with respect thereto by virtue of such abandonment or termination; provided, that in the event of such abandonment or termination, the Company shall be responsible for all fees and expenses incurred by it in connection with the Drag Transaction.

12.06 Transferees to Execute Agreement.  Each Member agrees that it will not, directly or indirectly, make any Transfer of all or any portion of the Units beneficially owned by such Member unless such Transfer is made in compliance with the terms of this Agreement and, prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made (a “Prospective Transferee”), if not a Member (a) executes an agreement in writing to be bound by the terms and conditions of this Agreement and (b) except in the case of a Permitted Transferee, delivers to the Company an opinion of counsel, if required by the Managing Member, in form and substance reasonably satisfactory to the Managing Member, to the effect that the execution of this Agreement by such Prospective Transferee renders this Agreement a legal, valid and binding obligation of such Prospective Transferee enforceable against such Prospective Transferee in accordance with its terms, and with respect to such other matters as the Managing Member may reasonably request.  Upon the execution and delivery by such Prospective Transferee of an agreement in writing to be bound by the terms and conditions of this Agreement and, if required, the delivery of the opinion of counsel referred to in clause (b) of the preceding sentence, such Prospective Transferee shall be deemed a “Member” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Member under this Agreement with respect to the Units owned by such Prospective Transferee.
12.07 Alternative Sale Transaction.  Notwithstanding anything to the contrary contained in this Article XII, in connection with a transaction pursuant to Section 12.04 or Section 12.05 where the consideration in such transaction consists of or includes securities, if the issuance of such securities to a Member would require either a registration statement under the Securities Act, or preparation of a disclosure statement pursuant to Regulation D (or any successor regulation) under the Securities Act or a similar provision of any state securities law, and such registration statement or disclosure statement is not otherwise being prepared in connection with the transaction, then, at the option of the Managing Member, such Member shall receive, in lieu of such securities, the Fair Market Value of such securities in cash, as determined in good faith by the Managing Member, whose determination shall be final and binding.
12.08 No Right to Resign or Withdraw.  Except in connection with a Transfer of all of such Member’s Units as provided in this Article XII, no Member shall have any right to voluntarily resign or otherwise withdraw as a Member without the prior written consent of the Managing Member.
ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION
13.01 Dissolving Events.  The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the happening of any of the following events:
(a)     an election by the Managing Member (approved by the requisite Members in accordance with Section 4.03(b)) to dissolve, wind up and liquidate the Company;
(b)     the Transfer of all or substantially all the assets of the Company; or
(c)     any event which, under applicable Law, would cause the dissolution of the Company; provided, that, unless required by applicable Law, the Company shall not be wound up as a result of any such event and the business of the Company shall continue.

Notwithstanding the foregoing, the expulsion, bankruptcy, death or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Act shall not, in and of itself, cause the dissolution of the Company.  In such event, the remaining Member(s) shall continue the business of the Company without dissolution.  In the event of the death of a Member, the Units owned by the deceased Member shall automatically be transferred to such Member’s heirs (provided that, within a reasonable time after such transfer, the applicable heirs comply with Section 12.06).
13.02 Dissolution and Winding-Up.  Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of, and to the extent determined by, the Managing Member, and the business of the Company shall be wound up.  Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:
(a)     First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Managing Member or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);
(b)     Second, to the payment of loans or advances that may have been made by any of the Members to the Company, whether by payment or the making of reasonable provision for payment;
(c)     Third, the balance, if any, to the Members in accordance with Section 8.01;
provided, that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full (or reasonable provision shall have been made for payment of the same), and provided, further, that, if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same, pro rata in accordance with the respective amounts due to them.
13.03 Distributions in Cash or in Kind.  Upon the dissolution of the Company, the Managing Member shall use its commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 13.02; provided, that the Managing Member shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 13.02.
13.04 Termination.  The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed, and a certificate of cancellation has been issued by the Secretary of State of the State of Delaware, all in accordance with the Act.

13.05 Claims of the Members.  The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person.  No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.
ARTICLE XIV

MISCELLANEOUS
14.01 Rules of Construction.
Unless the context otherwise requires:
(a)     A capitalized term has the meaning assigned to it.
(b)     An accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP.
(c)     References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be.
(d)     References to Articles and Sections shall refer to articles and sections of this Agreement, unless otherwise specified.
(e)     The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof.
(f)     This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.
(g)     Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 5:00 PM, New York City time, on the last day of the time period, which shall be calculated starting with the day immediately following the date of the event.
(h)     A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context which refers to or includes operations conducted principally outside of the United States.

(i)     References to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.
(j)     References to “ordinary course” in this Agreement shall mean “ordinary course in a manner consistent with past practice,” whether or not so specified.
(k)     Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented.
14.02 Further Actions.  Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Managing Member in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (a) any documents that the Managing Member deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.
14.03 Notices.  All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:
If to the Company:
Z Acquisition LLC
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701
Attn: Christian Zugel
Email:  christian.zugel@zaisgroup.com

with copies (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:  Warren de Wied, Esq.
Email:  warren.de.wied@friedfrank.com

If to the Managing Member:
Christian Zugel
35 Middletown Road
Holmdel, New Jersey 07733
Email:  christian.zugel@zaisgroup.com

with copies (which shall not constitute notice) to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn:  Warren de Wied, Esq.
Email:warren.de.wied@friedfrank.com

If to any other Member, at the address set forth below such Member’s name on the Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.
Notices shall be delivered by personal delivery, by email or by a recognized courier service and shall be effective upon receipt, provided, that notices shall be deemed to have been received:
(a)     if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service before the deadline for delivery on or before the second Business Day following delivery to such courier service, delivery costs prepaid, addressed as aforesaid; and
(b)     if given by personal delivery or email, on the day given, if given before 5:00 PM local time and such day is a Business Day; otherwise on the next Business Day; provided, that the email is confirmed by confirmation of delivery; provided, further, that any delivery by email shall be followed by overnight delivery by a nationally recognized overnight courier service.
14.04 Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.
14.05 Specific Performance.  The Units cannot readily be purchased or sold in the open market, and for that reason, among others, the parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement are not performed or are otherwise breached.  It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof (without posting any bond or deposit) in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.
14.06 Entire Agreement.  This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and undertakings, whether oral or written.  There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement.
14.07 Severability.  Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent, (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

14.08 Amendments and Waivers.
(a)     Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Company and the Members holding at least a majority of the issued and outstanding Units; provided, that any modification or amendment which adversely and disproportionately affects any individual Member’s rights as compared to the other Members may only be made if the consent of such Member is obtained prior to the effectiveness of the amendment; provided further, that any Member may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  The Managing Member shall promptly provide notice to the Members when any action under this Section 14.08 is taken.
(b)     It is presently contemplated that, following the completion of a prospective take private transaction involving Holdings and Zugel, the Company will merge with or into Holdings or ZAIS Group Parent LLC (“ZGP”), or that all outstanding Units will be redeemed.  In any such circumstance, it is contemplated that each Member will receive either a number of shares of class A common stock of Holdings equal to such Member’s indirect pro rata ownership of class A common stock of Holdings held by the Company, as determined immediately prior to the merger or redemption, or such number of equity securities of ZGP required to reflect such Member’s indirect pro rata ownership of class A common stock of Holdings held by the Company, as determined immediately prior to the merger or redemption, and that, in each case, all rights of the Members pursuant to this Agreement shall automatically terminate; provided, that each Member shall receive preemptive rights and co-sale rights with respect to such securities that are substantially similar to the preemptive rights and co-sale rights of the Members that are set forth in Section 11.01 and Section 12.04, respectively, of this Agreement.
14.09 No Third Party Beneficiaries.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective Legal Representatives, successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided, that the Covered Persons (and their heirs, successors, assigns and administrators) shall be third party beneficiaries of the applicable provisions of Article X and shall be entitled to enforce such provisions directly.
14.10 Assignments.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the Managing Member and any such assignment without such prior written consent shall be null and void, except in connection with any Transfer of Units permitted hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

14.11 Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Any Litigation against any party to this Agreement arising out of or relating to this Agreement shall be brought in any federal or state court located in the County of New Castle, State of Delaware, and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation.  A final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the County of New Castle, State of Delaware, and (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum.  EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
14.12 Expenses.  Except as otherwise provided in Section 14.13, all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of counsel, financial advisors, consultants and accountants) shall be borne by the Company.
14.13 Attorneys’ Fees.  In the event that any Litigation is brought for the purpose of determining or enforcing the right of any party or parties hereunder, the party or parties prevailing in such Litigation shall be entitled to recover from the other party or parties all reasonable costs and expenses incurred by the prevailing party or parties, including reasonable attorneys’ fees.
14.14 Power of Attorney.  Each Member hereby constitutes and appoints the Managing Member as its true and lawful joint representative and attorney-in-fact in its name, place and stead to make, execute, acknowledge, record and file the following:
(a)      any amendment to the Certificate of Formation which may be required by the Laws of the State of Delaware because of:
(i)     any duly made amendment to this Agreement; or
(ii)     any change in the information contained in such Certificate of Formation, or any amendment thereto;
(b)     any other certificate or instrument which may be required to be filed by the Company under the Laws of the State of Delaware or under the applicable Laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;

(c)     any certificate or other instrument which the Managing Member deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement; and
(d)     any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement;
provided, however, that any action taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement, and provided, further, that, where action by the Managing Member or the Members is required, such action shall have been taken.
Such attorney-in-fact is not by the provisions of this Section 14.14 granted any authority on behalf of the undersigned to amend this Agreement, except as provided for in this Agreement.  Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.
14.15 Counterparts.  This Agreement may be executed by facsimile signatures and in any number of counterparts (including by means of .pdf format) with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.
14.16 No Presumption Against Drafting Party.  Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
ARTICLE XV

DEFINED TERMS
15.01 Definitions.
“Act” has the meaning given in the recitals to this Agreement.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:
(i)     crediting to such Capital Account any amount which such Member is (A) treated as obligated to restore to the Company pursuant to the provisions of Treasury Regulation Section 1.704-1(b)(ii)(c), or (B) is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)     debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith
“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.
“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as this Agreement may be amended, modified, supplemented or restated from time to time after the date hereof.
“Amended and Restated Agreement” has the meaning given in the recitals to this Agreement.
“Assumed Tax Rate” means the highest combined marginal federal, state and local income tax rates (including applicable self-employment taxes and the net investment income tax imposed by Section 1411 of the Code), in effect at the relevant time, generally applicable to an individual who is a resident of New Jersey, taking into account (i) the character of the income and (ii) the deductibility of state and local income taxes for federal income tax purposes, in each case, as reasonably determined by the Managing Member.
“Available Cash” means all cash receipts of the Company (but excluding Capital Contributions and proceeds of any loan which are not used by the Company), plus cash available from any reduction in the amount of any reserves of the Company, less the sum of the following to the extent made from such cash receipts or reserves: (a) all cash expenditures of the Company (except distributions to the Members), including debt service and expenses and costs incurred in the acquisition, ownership, or management of the Company’s property, and (b) funds set aside as reserves for contingencies, working capital, debt service, taxes, insurance or other anticipated costs or expenses incident to the conduct of the Company’s business.
“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:
(a)     the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution, as determined by the Managing Member in good faith;
(b)     the Book Value of each Company asset shall be adjusted to equal its respective gross Fair Market Value, as determined by the Managing Member in good faith, as of the following times: (i) contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company; (ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by a new or existing Member; (iii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for all or part of its interest in the Company; and (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members;

(c)     the Book Value of a Company asset distributed to any Member shall be adjusted to equal the Fair Market Value of such Company asset as of the date of distribution thereof (taking Code Section 7701(g) into account), as determined by the Managing Member in good faith;
(d)     the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)     if the Book Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses and not by the depreciation, amortization, or other cost recovery deductions taken into account with respect to that asset for federal income tax purposes.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Delaware, or is a day on which banking institutions located in the State of New York, the City of New York or the State of Delaware are authorized or required by Law or other governmental action to close.
“Capital Account” has the meaning given in Section 6.01(a).
“Capital Call” has the meaning given in Section 3.04(a).
“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property, as determined by the Managing Member in good faith, contributed to the Company by such Member.
“Capital Transaction” means the sale, exchange or other disposition of all or substantially all of the Company’s assets (including securities) in one or a series of related transactions.  For purposes of this definition, the phrase “other disposition” includes any transaction not in the ordinary course of business which results in the Company’s or the Members’ receipt of cash or other consideration, including financings, refinancings, mergers, consolidations, or conversions of the Company.
“Cause” means, with respect to a Managing Member, one or more of the following: (i) the conviction of, or plea of nolo contendere to, a serious felony (excluding any vehicular felony); (ii) any material breach of this Agreement, not cured within thirty (30) days of written notice from the Company, that causes the Company and its Subsidiaries, taken as a whole, material economic harm, or (iii) conduct in the performance of duties as a Managing Member rising to the level of fraud, in the case of subclauses (ii) and (iii), where the determination of material breach or fraud is made by a court of competent jurisdiction, pursuant to a final, non-appealable judgment.  Notwithstanding the foregoing, “Cause” will not include any act or failure to act performed or omitted to be performed in good faith or with a reasonable belief that such act or failure to act was in or was not opposed to the interests of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company, as amended from time to time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning given in the preamble to this Agreement.
“Company Minimum Gain” shall have the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).
“Confidential Information” has the meaning given in Section 2.04.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Corporate Opportunities Group” has the meaning given in Section 2.05(b)(i).
“Co-Sale Notice” has the meaning given in Section 12.04(c).
“Co-Sale Participant” has the meaning given in Section 12.04(c).
“Co-Sale Period” has the meaning given in Section 12.04(c).
“Co-Sale Portion” has the meaning given in Section 12.04(d).
“Co-Sale Transfer” has the meaning given in Section 12.04(a).
“Covered Person” means a Member, any Affiliate of a Member, any officer, director, manager, shareholder, employee, partner or member of a Member or any of its Affiliates, the Managing Member, or any Officer of the Company.
“Defaulting Member” has the meaning given in Section 3.04(b).
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managing Member.

“Drag Transaction” has the meaning given in Section 12.05(a).
“Dragged Member” has the meaning given in Section 12.05(a).
“Dragging Member” has the meaning given in Section 12.05(a).
“Equity Purchase Right” has the meaning given in Section 11.01(a).
“Excluded Units” means (i) Units issuable to officers, employees or consultants of the Company or any Subsidiary of the Company (including, for the purposes of this definition, Holdings and its Subsidiaries) pursuant to an option plan approved by the Managing Member, if any (provided, the aggregate Units issued pursuant to such option plan (together with the aggregate Units issued pursuant to clause (ii) hereof) shall not exceed fifteen percent (15%) of the issued and outstanding Units), (ii) Units issuable (and/or rights granted) under any other equity incentive plan approved by the Managing Member, if any (provided, that the aggregate Units issued pursuant to this clause (ii) (together with the aggregate Units issued pursuant to clause (i) hereof) shall not exceed fifteen percent (15%) of the issued and outstanding Units), (iii) any Units issuable pursuant to any reclassification or subdivision of, or as a dividend or other distribution on, the Units, (iv) any Units issuable as consideration for the acquisition by the Company or any Subsidiary of the Company of another business entity or interest therein (including, without limitation, a joint venture or strategic alliance) by merger, stock purchase, purchase of all or substantially all of the assets, or other business combination or investment (provided, that such acquisition has been approved by the Managing Member), (v) any Units issuable to lessors, financial institutions or similar Persons, in each case, primarily for business purposes, including licensing or research or development activities (provided, that the principal purpose of such transaction is not to raise capital through the issuance or sale of equity securities), and (vi) any Units issuable pursuant to Section 3.04.
“Exercising Member” has the meaning given in Section 11.01(d).
“Fair Market Value” of Units or other property, as the case may be, means the cash price that a Third Party would pay to acquire all of such Units (computed on a fully-diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s-length transaction, assuming with respect to the Fair Market Value of Units, that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and to achieve the best value reasonably available to the Members at the time, taking into account all existing circumstances (provided, that in no event shall any minority interest discount be taken into account in calculating the Fair Market Value of any Units), including, without limitation, the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected.

“Fiscal Year” has the meaning given in Section 1.05.
“Funding Shortfall” has the meaning given in Section 3.04(b).
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court.
“Holdings” has the meaning given in Section 1.03.
“Initial Public Offering” means the initial bona fide underwritten public offering and sale of Units (or other equity securities of the Company or any Subsidiary of the Company, or of any successor of the Company or any of its Subsidiaries); provided, that following such offering, such equity securities are listed on a United States national securities exchange or quoted on any United States automated securities quotation system.
“Interest” means a limited liability company interest in the Company, which represents the interest of each Member in and to the capital and Profits and Losses of the Company and such Member’s right to receive distributions of the Company’s assets (liquidating or otherwise), notices and information, and all other rights, benefits and privileges enjoyed by such Member and all obligations, duties and liabilities imposed on such Member (in each case under the Act, the Certificate of Formation, this Agreement or otherwise), all as set forth in this Agreement, and “Interests” refers to such interests, collectively.
“Interest Holder” means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.
“Investment Agreement” means that certain Investment Agreement, dated as of January 11, 2018, between the Company and ZGP.
“Involuntary Transfer” has the meaning given in Section 12.03.
“Involuntary Transferee” has the meaning given in Section 12.03.
“IRS” means the United States Internal Revenue Service.
“Issuance Notice” has the meaning given in Section 11.01(b).
“Law” means (a) any federal, state, local or foreign constitution, treaty, law, statute, code, regulation, ordinance, order, decree, rule, or other requirement with similar effect of any Governmental Authority (including common or case law) and (b) any judgment, order, writ, injunction, decision, ruling, decree or award of any Governmental Authority.
“Legal Representative” means the guardian, executor, administrator or other legal representative of a Member which is an individual, and all references herein to such Member shall include a reference to such Member’s Legal Representative, if any, unless the context otherwise requires.

“Litigation” means any claim, action, suit, proceeding, arbitration, or governmental investigation, audit or inquiry.
“Losses” has the meaning given in Section 6.01(b).
“Managing Member” has the meaning given in Section 4.01.
“Member” and “Members” has the meaning given in the preamble to this Agreement and includes any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement.
“Member Minimum Gain” with respect to each Member Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).
“Member Nonrecourse Debt” shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(4) with respect to the term “partner nonrecourse debt.”
“Member Nonrecourse Deduction” shall have the meaning set forth in Treasury Regulation Section 1.704-2(i)(2) with respect to the term “partner nonrecourse deductions,” and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company Taxable Year shall be determined in accordance with the rules of Treasury Regulation Section 1.704-2(i)(2).
“misallocated item” has the meaning given in Section 7.03.
“Net Capital Transaction Proceeds” means any and all proceeds (whether in the form of cash or property) received by the Company from a Capital Transaction, reduced by expenses incurred by the Company in connection with such Capital Transaction, liabilities of the Company which are repaid out of the proceeds from such Capital Transaction, and such reserves as the Managing Member may determine to be necessary for the needs of the Company.
“Non-Purchasing Member” has the meaning given in Section 11.01(d).
“Notice Recipients” has the meaning given in Section 12.04(b).
“Officers” has the meaning given in Section 4.02.
“Original Agreement” has the meaning given in the recitals to this Agreement.
“Percentage Interest” means, with respect to each holder of any Units, as of any date, (i) the aggregate number of Units held by such holder on such date, divided by (ii) the aggregate number of then outstanding Units on such date.
“Permitted Transferee” means, with respect to any Member, (a) any spouse, parent, sibling, descendant (whether natural or adopted and including stepchildren) (each, a “Family Member”) of such Member who is a natural person, (b) any trust, family limited partnership or other estate planning vehicle solely for the benefit of such Member and/or one or more Family Members of such Member (and the trustees of which are solely such Member and/or one or more Family Members of such Member), and (c) any Affiliate of such Member; provided, that in any such case such Transferee shall agree in a writing to be bound by and to comply with all applicable provisions of this Agreement in accordance with Section 12.06.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
“Preemptive Participants” has the meaning given in Section 11.01(a).
“Preemptive Portion” has the meaning given in Section 11.01(c).
“Preemptive Units” has the meaning given in Section 11.01(a).
“Profits” has the meaning given in Section 6.01(b).
“Prospective Transferee” has the meaning given in Section 12.06.
“Ramguard” means Ramguard LLC, a Delaware limited liability company (as successor-in-interest by conversion to d.Quant Special Opportunities Fund, L.P.).
“Ramguard Note and Pledge Agreement” means that certain Promissory Note and Pledge Agreement to be issued by the Company to Ramguard in accordance with the terms of the Ramguard Purchase Agreement.
“Ramguard Purchase Agreement” means that certain Share Purchase Agreement entered into by and between Ramguard and the Company, dated as of September 5, 2017.
“Regulatory Allocations” has the meaning given in Section 7.02(f).
“Rule 144” has the meaning given in Section 5.01(e).
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Subsidiary” or “Subsidiaries” means, with respect to any specific Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the specified Person.
“Tax Matters Partner” has the meaning given in Section 9.02(b).
“Taxable Year” means the Company’s taxable year ending on December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Code Section 706 or (ii) determined by the Managing Member (if no year is so required by Code Section 706).
“Third Party” means any Person who, immediately prior to the contemplated transaction, is not (i) a Permitted Transferee of a Member or an Affiliate thereof or (ii) a shareholder, partner or member of a Member or an Affiliate thereof.

“Transfer” or “Transferred” in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing, in each case, other than pursuant to the Ramguard Note and Pledge Agreement.
“Transfer Notice” has the meaning given in Section 12.04(b).
“Transferee” means any Person that is a transferee of all or a portion of a Member’s Units (including any Permitted Transferee).
“Transferred Units” has the meaning given in Section 12.04(b).
“Transferring Member” has the meaning given in Section 12.04(a).
“Treasury Regulations” shall mean the final or temporary regulations that have been issued by the U.S. Department of the Treasury under the Code, and any successor regulations.
“unallocated item” has the meaning given in Section 7.03.
“Unit” means any class or series of units representing a fractional share of Interests in the Company, and “Units” refers to all or any of the above.
“Unreturned Capital Contributions” shall mean, with respect to any Member, at any time the excess, if any, of the aggregate Capital Contributions made by such Member over the cumulative distributions made to such Member pursuant to Section 8.01(a).
“U.S. GAAP” means United States generally accepted accounting principles.
“ZGP” has the meaning given in Section 14.08(b).
“Zugel” has the meaning set forth in the preamble to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

Z ACQUISITION LLC

By:	/s/ Christian Zugel
	Name:	Christian Zugel
	Title:	Authorized Signatory

MEMBERS:

/s/ Christian M. Zugel
Christian M. Zugel

/s/ Sonia Zugel
Sonia Zugel

/s/ Daniel Curry
Daniel Curry

ZUGEL FAMILY TRUST

By:	/s/ Jean W. Mottel
	Name:	Jean W. Mottel
	Title:	Managing Director